SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C.  20059



                                   SCHEDULE 13G


                     Under the Securites Exchange Act of 1934


                                  Amendment No. 18




NAME OF ISSUER:  Weis Markets, Inc.



TITLE OF CLASS OF SECURITIES:  Weis Markets, Inc. Common Stock



CUSIP NUMBER:  948849-104


Check the following box if a fee is being paid with this statement:  [   ]







CUSIP NO.  948849-104

_______________________________________________________________________________

(1)  Names of Reporting Persons	                       	ROBERT F. WEIS
     SS or IRS Identification Nos.	                    	SS####-##-####
     of Above Persons

_______________________________________________________________________________

(2)  Check the Appropriate Box	           	(a)_________________________________
     if a Member of a Group
     (See Instructions)			                	(b)___________X_____________________

_______________________________________________________________________________

(3)  SEC Use Only

_______________________________________________________________________________

(4)  Citzenship or Place                               	   		United States
     of Organization
_______________________________________________________________________________

Number of Shares		   (5)  Sole Voting                          	12,778,746
Beneficially Owned		         Power
by Each               __________________________________________________________
Reporting Person
With			             	(6)  Shared Voting		                            -0-
				                         Power
                      __________________________________________________________

                 				(7)  Sole Dispositive	                     12,778,746
				                         Power
                      __________________________________________________________

                 				(8)  Shares Dispositive	                        -0-
                  				       Power
                      __________________________________________________________

                     (9)  Aggregate Amount Beneficially		 	    	12,778,746
                          Owned by Each Reporting Person

                      _________________________________________________________

                     (10)  Check if the Aggregate Amount
                           in Row (9) Excludes Certain			 	         N/A
                           Shares (See Instructions)
                      __________________________________________________________

                     (11)  Percent of Class Represented				        30.4%
                           by Amount in Row (9)
                      __________________________________________________________

                     (12)  Type of Reporting Person	           			INDIVIDUAL
                           (See Instructions)

_______________________________________________________________________________


                        SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C.  20549

                                    SCHEDULE 13G

                  (Under the Securities and Exchange Act of 1934)


Item 1(a)  Name of Issuer:                    			Weis Markets, Inc.


Item 1(b)  Address of Issuer's Principal        	1000 South Second Street
	          Executive Offices:		                 	P.O. Box 471
					                                           	Sunbury, PA  17801-0471

Item 2(a)  Name of Person Filing:              		ROBERT F. WEIS


Item 2(b)  Address of Principal Business        	1100 Greenough Street
	          Office, or if None, Residence:       	Sunbury, PA  17801


Item 2(c)  Citizenship:                       			United States


Item 2(d)  Title of Class of Securities:        	Weis Markets, Inc.
                                                 Common Stock


Item 2(e)  CUSIP Number:  			948849-104


Item 3 See Item 12 of cover page(s) ("Type of Reporting Person") for each reporting person.

       	     BK  =  Bank as defined in Section 3(a) (6) of the Act.

       	     IV  =  Insurance Company registered under Section
		                  8 of the Investment Company Act

             IA  =  Investment Advisor registered under Section
		                  203 of the Investment Advisers Act of 1940

       	     EP  =  Employee Benefit Plan, Pension Fund which
		                  is subject to the provisions of the Employee
		                  Retirement Income Security Act of 1974 or
		                  Endowment Fund; see Section 240.13-d(1)(b)
		                  (1)(ii)(F)

       	     HC  =  Parent Holding Company, in accordance with
		                  Section 240.13-d(1)(b)(1)(ii)(G)


Item 4  Ownership:

          		See Items 5 through 9 and 11 of cover page(s) as to each reporting person.



Item 5  Ownership of Five Percent or Less of a Class:	              	N/A




Item 6  Ownership of More than Five Percent on		                    	N/A
	       Behalf of Another Person:



Item 7  Identification and Classification of the		                  	N/A
       	Subsidiary Which Acquired the Security
       	Being Reported by the Parent Holding Company:


Item 8  Identification and Classification of Members		              	N/A
       	of the Group:


Item 9  Notice of Dissolution of Group:			                          	N/A


Item 10  Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of
business and	were not acquired for the purpose of and do not have the
effect of changing or	influencing the control of the issuer of such
securities and were not acquired in	connection with or as a participant in
any transation having such purposes or	effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  February 5, 1997           						___________________________________
						                                            	Robert F. Weis